Exhibit 4.5

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of NuVasive, Inc. (“us,” “our,” “we” or the “Company”) is a summary of the rights of our common stock and certain provisions of our certificate of incorporation and bylaws currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our restated certificate of incorporation filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q filed on August 13, 2004, the certificate of amendment to the restated certificate of incorporation filed as Exhibit 3.1 to our Current Report on Form 8-K filed on September 28, 2011, our restated bylaws filed as Exhibit 3.1 to our Current Report on Form 8-K filed on January 6, 2012, amendment no. 1 to our restated bylaws filed as Exhibit 3.1 to our Current Report on Form 8-K filed on May 19, 2014, amendment no. 2 to our restated bylaws filed as Exhibit 3.3 to our Current Report on Form 8-K filed on August 1, 2016, and the Delaware General Corporation Law. We encourage you to read our certificate of incorporation, certificate of amendment, bylaws, bylaw amendments, and the applicable portion of the Delaware General Corporation Law carefully.

General

Our authorized capital stock consists of 125 million shares of capital stock, par value $.001 per share, of which:

• 120 million shares are designated as common stock; and

• 5 million shares are designated as preferred stock.

Our board of directors is authorized, without stockholder approval, except as required by the listing standards of Nasdaq, to issue additional shares of our capital stock.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at the times and in the amounts as our board of directors may from time to time determine. All dividends are non-cumulative. In the event of the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of preferred stock, if any, then outstanding. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. The holders of common stock are not entitled to cumulative voting for the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Our board of directors is divided into three classes, with each director elected at an annual stockholders' meeting serving a three-year term and one class being elected at each year’s annual meeting of stockholders. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. There are no sinking fund provisions applicable to our common stock. Each outstanding share of common stock is fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 5 million shares of preferred stock in one or more series and to fix the designations, powers, preferences, and rights, as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any shares of preferred stock.

Description of Certain Terms in Our Charter Documents and Delaware Law

Our restated certificate of incorporation, as amended, and restated bylaws, as amended, contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Issuance of Undesignated Preferred Stock. As discussed above under “Preferred Stock,” our board of directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.

Authorized But Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. If we issue such shares without stockholder approval and in violation of limitations imposed by the Nasdaq Global Select Market or any stock exchange on which our stock may then be trading, our stock could be delisted.

Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly traded Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock, subject to certain exceptions. The statute could have the effect of delaying, deferring or preventing a change in control of our company.

Board of Directors Vacancies. Our restated bylaws, as amended, authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution of two-thirds of the incumbent directors or two-thirds of the stockholders that are present at an annual meeting. These provisions may deter a stockholder from increasing the size of our board and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Staggered Board. Our restated certificate of incorporation, as amended, and restated bylaws, as amended, provide that our board is classified into three classes of directors. The existence of a staggered board could delay a successful tender offeror from obtaining majority control of our board, and the prospect of such delay may deter a potential offeror.

Stockholder Action; Special Meeting of Stockholders. Our restated certificate of incorporation, as amended, provides that our stockholders may not take action by written consent, but may only take action at duly called annual or special meetings of our stockholders. Our restated bylaws, as amended, further provide that special meetings of our stockholders may be called only by the President or Chairman of the board of directors or by a majority of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws, as amended, provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing pursuant to the procedures set forth in our restated bylaws, as amended.  Our restated bylaws, as amended, also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is P.O. Box 505000, Louisville, Kentucky 40233-5000, and its telephone number is (877) 282-1168.

Exchange Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NUVA”.